UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2010

SL Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-4987	21-0682685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Fellowship Road, Suite A114, Mount Laurel, New Jersey		08054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 727-1500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of

Certain Officers.

(e)           On October 14, 2010, SL Industries, Inc. (the “Company”) and James Taylor, the Company’s former Chief Executive Officer, who, as previously disclosed, ceased to be employed by the Company as of June 14, 2010, entered into a Separation Agreement and Mutual Release (the “Taylor Agreement”) that became effective on October 22, 2010.  In exchange for Mr. Taylor’s release of claims and other covenants and considerations set forth in the Taylor Agreement, Mr. Taylor will receive, among other things: (a) a payment of $31,550 (minus applicable taxes and withholdings) as compensation for earned but unused vacation days, (b) severance pay in the amount of $500,000 (minus applicable taxes and withholdings), and (c) pursuant to that certain bonus agreement, dated on or about August 5, 2002, between the Company and Mr. Taylor, a payment of $218,597.81 (minus applicable taxes and withholdings).

On October 20, 2010, the Company and David Nuzzo, the Company’s former Chief Financial Officer, who, as previously disclosed, ceased to be employed by the Company as of June 14, 2010, entered into a Separation Agreement and Mutual Release (the “Nuzzo Agreement”) that became effective on October 28, 2010.  In exchange for Mr. Nuzzo’s release of claims and other covenants and considerations set forth in the Nuzzo Agreement, Mr. Nuzzo will receive, among other things: (a) a payment of $8,669 (minus applicable taxes and withholdings) as compensation for earned but unused vacation days and (b) severance pay in the amount of $274,166.67 (minus applicable taxes and withholdings).

Mr. Taylor and Mr. Nuzzo and the Company agreed to mutual releases, and Messrs. Taylor and Nuzzo also agreed to confidentiality provisions and certain restrictive covenants, among other things.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL Industries, Inc.
(Registrant)

Date: October 28, 2010

	By:	/s/ Louis Belardi
		Name:	Louis Belardi
		Title:	Chief Financial Officer